SECURITIES AND EXCHANGE COMMISSION
                       Washington, D. C.  20549

                               Form 8-K
Current Report Pursuant to Section 13 or 15(d) of The Securities Act of 1934

Date of Report (date of earliest event reported):  June 27, 1996

                     Mallon Resources Corporation
       (exact name of registrant as specified in its charter)

   Colorado                 0-17267                 84-1095959
(State or other           (Commission             (I.R.S. Employer
jurisdiction              File Number)           Identification No.)
of incorporation)

   999 18th Street, Suite 1700, Denver, Colorado           80202
(address of principal executive offices)                 (zip code)

Registrant's telephone number, including area code:  (303) 293-2333 not applicable
(former name or former address, if changed since last report)

Item 5.  Other Events

On June 27, 1996, Mallon Resources Corporation (the "Company") issued a press release, the text of which was as follows:

Mallon Resources Corporation (Nasdaq: MLRC) announces that its gold mining unit, Laguna Gold Company, has reported the results of its recently completed Phase 2 drilling program conducted on its Rio Chiquito Project in Costa Rica. The program consisted of 27 core holes containing an aggregate of 2,890 meters. The intercept data quoted below are based on a 0.5 grams per tonne gold cut-off, and independent lab assays.

Laguna reported that the most notable intercepts were in DD-242 and DD-246. DD-242 intercepted 12.5 meters averaging 10.57 grams per tonne gold and 6.0 grams per tonne silver, including a 3 meter sample at 38.1 grams per tonne gold. This intercept is about 20 meters below the floor of the previously planned pit. DD-246 intercepted 33.60 meters of material averaging 8.84 grams per tonne gold and 5.6 grams per tonne silver, including a 3.05 meter intercept that measured 58.7 grams per tonne gold. This intercept was made approximately 20 meters below a previously delineated high-grade intercept.

According to Laguna, the best intercept in the hangingwall area is in hole DD-239, which averaged 9.89 grams per tonne gold and 74.8 grams per tonne silver over 18.3 meters. This intercept includes 3.1 meters at 36.8 grams per tonne gold. Three holes were drilled on targets in the vicinity of the existing Rio Chiquito pit. The two holes designed to test northerly extensions of silicification encountered low-grade material. The third hole, DD-221, intersected the main zone at depth, and also encountered a low-grade stockwork zone in the hangingwall that was previously undetected.

                       Phase 2 Test Hole Results
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
 Hole     Interval      Length         Gold            Silver
Number    (meters)     (meters)  (grams per tonne)  (grams per tonne)
DD-217     6.00  19.80   13.80      0.63              14.9
DD-220    33.00  42.00    9.00      2.90              35.6
DD-221    80.45  99.45   19.00      0.84              30.7
DD-221   108.80 113.60    4.80      3.34              49.0
DD-222    71.55  83.75   12.20      5.14             107.9
DD-224    43.70  65.60   21.90      3.19               8.5
DD-225    93.10  98.85    5.75     16.02              12.6
DD-226    90.20 103.90   13.70      1.42               3.8
DD-228    46.55  64.00   17.45      5.32              28.8
DD-229    77.20  79.00    1.80     26.10              53.1
DD-232   105.20 116.15   10.95      4.28               2.8
DD-234   104.80 122.75   17.95      5.19               4.2
DD-236    52.20  56.80    4.60      2.16               3.1
DD-239    94.80  97.85    3.05     14.70             186.0
DD-239    70.40  88.70   18.30      9.89              74.8
  (include in above)      3.10     36.80           1,070.0
DD-242   133.20 145.70   12.50     10.57               6.0
  (include in above)      3.00     38.10              14.0
DD-242    17.60  20.35    2.75      7.60               7.0
DD-243    27.90  30.95    3.05      3.04               9.8
DD-243    61.45  67.55    6.10      2.44               8.7
DD-246    87.75 121.35   33.60      8.84               5.6
  (include in above)      3.05     58.70               8.6
DD-246    63.25  69.35    6.10     12.03              64.9

Laurence Marsland, Laguna's President, said, "The Company is encouraged by the results of this drilling program, especially the deep high-grade intercepts. We will pursue these targets further in our next round of drilling. We plan to accelerate our exploration and development operations, both at the Rio Chiquito Deposit and at the six highly prospective gold anomalies we have already identified on other portions of the Rio Chiquito Project acreage."

Laguna's wholly-owned Rio Chiquito Project controls 19 concessions covering approximately 277 square kilometers. Included among the properties is the Rio Chiquito Deposit, which, without considering the results described above, was known to contain a geologic resource of 409,000 ounces of gold and 7,760,000 ounces of silver. Laguna Gold Company is a Denver-based mining company engaged in the exploration for and development of precious metals in Costa Rica. Mallon's 14.4 million Laguna shares represent approximately 57% of Laguna's issued and outstanding common shares.

Mallon's oil and gas operations, located primarily in the western United States, are conducted by its wholly-owned subsidiary, Mallon Oil Company. Mallon is headquartered in Denver, Colorado. Mallon's common stock is listed on the Nasdaq's National Market System under the trading symbol "MLRC."

Signatures

     Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                           Mallon Resources Corporation


June 27, 1996              __/s/ Roy K. Ross______________________
                             Roy K. Ross, Executive Vice President






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